Exhibit 10.9
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is effective as of May 28, 2015 (the “Effective Date”), by and among Orrstown Financial Services, Inc., a Pennsylvania corporation (“Orrstown”), Orrstown Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly owned subsidiary of Orrstown (the “Bank”) (Orrstown and the Bank are hereinafter collectively referred to as the “Employer”) and Barbara E. Brobst, an adult individual (the “Executive”).
BACKGROUND
Executive is currently employed with the Employer. The Employer now desires to enter into a comprehensive Employment Agreement with the Executive (this “Agreement”), addressing the terms and conditions of Executive’s employment, including but not limited to the consequences if the Executive’s employment is terminated for Good Reason or without Cause, each as defined herein. The Executive desires to continue in the employment of the Employer, on the terms and conditions contained in this Agreement. On the date hereof, the Employer and Executive are also entering into a Change in Control Agreement (the “Change in Control Agreement”) to provide certain rights and benefits to Executive in the event of a change of control of Orrstown.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I. Capacity and Duties.
1.1    Continuation of Employment. The Employer hereby continues the employment of the Executive, and Executive hereby agrees to continue Executive’s employment by the Employer, for the period and upon the terms and conditions hereinafter set forth. Executive acknowledges that the Employer has given Executive good and valuable consideration for the execution of this Agreement and the restrictive covenants contained herein, the sufficiency of which is acknowledged by Executive.
1.2    Capacity and Duties.
(a)    Executive shall serve hereunder initially as Executive Vice President, and thereafter during the term of this Agreement in such other or additional positions as may be assigned by the Board of Directors of the Employer and/or the Bank (collectively, the “Board”) or by the President and Chief Executive Officer of the Employer acting on behalf of the Board. Executive shall perform such duties and shall have such authority consistent with Executive’s position as may from time to time reasonably be specified by the Board or by the President and Chief Executive Officer acting on behalf of the Board. Executive shall report directly to the Chief Executive Officer of the Employer and shall perform Executive’s duties for the Employer principally at the Employer’s then current headquarters, or at such other locations as may be determined by the Board or by the President and Chief Executive Officer of the Employer acting on behalf of the Board, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive’s duties hereunder. The terms and conditions of this Agreement have been reviewed and approved by the Board’s Executive Compensation Committee, and such Committee shall review the Agreement on a three-year cycle, or more frequently, to assess the continuing appropriateness of this Agreement in light of the then-current needs of the Employer. No change in duties of Executive shall in any way diminish the Base Salary payable to him or her pursuant to the provisions of Section 3 herein.
(b)    Executive shall devote Executive’s full working time, energy, skill and best efforts to the performance of Executive’s duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Employer, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than the Employer, (including, without limitation, participation by Executive on any unaffiliated profit or non-profit board of directors) except: (i) upon the prior written notice to and consent of Executive Committee of the Board or the Chief Executive Officer, or (ii) solely as an investor in real or personal property, the management of which shall not detract from the performance of his duties hereunder; provided, however, that the engagement by Executive in any such business activity shall at all times be in conformity with the Employer’s Code of Ethics, as the same may be amended or supplemented from time to time. Notwithstanding anything herein to the contrary, Executive shall terminate any such activity upon thirty (30) days’ written request by the Employer.
ARTICLE II. Term of Employment.
2.1    Term. The term of Executive’s employment under this Agreement shall commence on the Effective Date and continue for a three (3) year-period if not sooner terminated or further extended pursuant to the terms of this Agreement (such period, as earlier terminated or further extended, the "Employment Period"). The Employment Period shall be extended automatically for one (1) additional year on each anniversary of the Effective Date, unless either the Employer or Executive gives contrary written notice to the other at least sixty (60) days prior to the anniversary date. Upon the giving of notice of non-renewal of the Employment Period, the Employment Period shall continue for a two (2) year-period after the relevant anniversary date. It is the intention of the parties that this Agreement continue until (i) the expiration date if either party has given written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) until the earliest of (a) the voluntary termination of Executive’s employment with the Employer by Executive other than for Good Reason (as defined in Section 4.2), (b) the voluntary termination of Executive’s employment by Executive for Good Reason, (c) the termination of Executive’s employment by the Employer for Cause (as defined in Section 4.3), (d) termination of Executive’s employment by the Employer without Cause, (e) termination of Executive’s employment with the Employer due to the Disability (as defined in Section 4.4), (f) the termination of Executive’s employment with the Employer due to his retirement upon attaining age 65 or (g) the death of Executive.

ARTICLE III. Compensation.
3.1    Basic Compensation. As compensation for Executive’s services hereunder, the Employer shall pay to Executive a salary at an initial annual rate equal to $166,942.88, payable in periodic installments in accordance with the Employer’s regular payroll practices in effect from time to time. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as Executive’s “Base Salary.” For years subsequent to the initial year of this Agreement, Executive’s Base Salary shall be set by the Employer at an amount no less than the initial Base Salary. For each year in the Employment Period, Executive shall be a participant in any bonus and/or incentive compensation program for executives, including in particular any annual cash bonus plan and/or equity-based long term incentive plan, that the Employer may implement and administer from time to time during the Employment Period, and the amount and form of such bonus and incentive compensation shall be determined annually by the Employer consistent with its Board’s executive compensation practices. References herein to the amount of Executive’s Base Salary or annual cash bonus or cash incentive compensation shall be to the gross amount of such compensation element, exclusive of any elective compensation deferral agreements entered into by Executive from time to time. The determination of compensation payable by the Employer hereunder shall be made by the Executive Compensation Committee of the Board, or its designee, which shall perform an annual review of this Agreement, the Employee’s performance with the Employer and compensation payable hereunder. In such annual review, the Executive Compensation Committee shall consider the recommendations of the Board. The results of such review, including recommendation as to base salary adjustment and bonus, shall be reported to the Board and shall be memorialized in the minutes of the meetings of the Board or held in a confidential file by the Employer’s Human Resources Department.
3.2    Employee Benefits. In addition to the compensation provided for in Section 3.1, during the Employment Period, Executive shall participate in those of the Employer’s broad-based employee retirement plans, welfare benefit plans, and other benefit programs for which Executive is eligible under the terms of the plan or program, on the same terms and conditions that are applicable to employees generally. In addition, Executive may be eligible, as determined by the Executive Compensation Committee of the Board from time to time, during the Employment Period to participate in any of the Employer’s executive-only retirement plan, deferred compensation plan, welfare benefit plan, or other benefit programs, as and to the extent any such benefit programs, plans or arrangements are or may from time to time be in effect during the Employment Period.
3.3    Vacation and Leave. Executive shall be entitled to annual paid vacation, leave of absence and leave for illness or temporary disability in conformity with the Employer’s regular policies and practices, and any leave on account of illness or temporary disability shall not constitute a breach by Executive of Executive’s agreements hereunder.
3.4    Expense Reimbursement. During the term of Executive’s employment, the Employer shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Employer may reasonably require.

ARTICLE IV. Termination of Employment.
4.1    Voluntary Termination or Age 65 Retirement. In the event Executive’s employment is voluntarily terminated by the Executive other than for Good Reason (as defined in Section 4.2), Employer shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, and employee benefits) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. Except as otherwise provided herein, the Executive’s employment shall, if not terminated prior thereto, shall terminate within thirty calendar days following the Executive’s attainment of age 65 (“Retirement Date”); provided, however, the date of such employment termination may be delayed for a period not to exceed one year thereafter upon the approval by the Board of Directors of the Employer of a postponement of such retirement date and a written acceptance of such postponement by the Executive not less than 120 days prior to such earlier date. Further, the parties may agree to additional one year postponements in such Retirement Date upon mutual written agreement annually thereafter. In the event Executive’s employment terminates due to Executive’s retirement upon attaining age 65, the Employer shall be obligated to pay Executive an amount equal to six months’ Base Salary [payable during such six month period in accordance with the Employer’s normal payroll processing intervals] at the rate in effect immediately prior to the date of termination, together with a lump sum payment within thirty (30) days after Executive’s termination date in an amount equal to 150% of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the three year period following Executive’s termination date, applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Upon making the payments described in this Section 4.1, the Employer shall have no further compensation obligation to Executive hereunder.
4.2    Termination for Good Reason: Termination Without Cause.
(a)    In the event:
(i)    Executive’s employment is terminated during the term hereof by Executive for Good Reason (as defined herein) within two years of the initial existence of the Good Reason condition; or
(ii)    Executive’s employment is terminated during the term hereof by the Employer for any reason other than Cause (as defined herein):
then the Employer shall pay Executive in accordance with the Employer’s normal payroll processing intervals an amount equal to the greater of (i) Executive’s Base Salary for (A) six (6) months following such termination or (B) the remaining duration of the Employment Period, and (ii) an amount equal to the average annual cash bonus awarded to Executive over the past three calendar years preceding the calendar year in which Executive’s termination of employment is effective (exclusive of any election to defer receipt of compensation Executive may have made) in accordance with the Employer’s normal payroll processing intervals during such greater period of (A) or (B) above. Executive shall also continue to be eligible to participate in the employee benefit plans referred to in Section 3.2 for a period of six (6) months (continuing to pay the employee portion of the premium costs for the active plan);Notwithstanding the foregoing, if the applicable rules and regulations under Federal or Pennsylvania law prohibit the Employer from providing Executive with the post-termination group health or other benefits coverage, or if providing such coverage would subject the Employer to penalties or excise taxes, then the Employer shall continue to pay to the Executive the monthly amount equal to the COBRA premium amount being paid by its former employees who are eligible for such COBRA participation or other benefits coverage continuation, but the Employer shall not be required to provide the Executive with enrollment and participation in the actual plans in which the Employer’s employees are actually enrolled. Notwithstanding the foregoing, in lieu of ongoing coverage under the group term life insurance program, the Employer shall pay Executive a lump sum payment within thirty (30) days after Executive’s termination date in an amount equal to 150% of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the three year period following Executive’s termination date. If Executive is unable to continue to participate in any employee benefit plan or program provided for under this Agreement, Executive shall be compensated in respect of such inability to participate for a period of six (6) months through payment by the Employer to Executive, of an amount equal to the cost that would have been incurred by the Employer if Executive were able to participate in such plan or program (less the employee portion of the premium costs for the active plan) plus an amount which, when added to the Employer annual cost to the Employer, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Employer annual cost to the Employer. The period of continued health coverage required by Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) shall run concurrently with the coverage provided herein.
(b)    As used herein, Executive shall have “Good Reason” to terminate his or her employment if one of the following conditions (i) through (iii) comes into existence, Executive provides notice to the Employer of the existence of the condition within 90 days of its initial existence, and the Employer fails to remedy the condition within 30 days of receiving notice of its existence:
(i)    There has occurred a material breach of the Employer material obligations under this Agreement by the Employer;
(ii)    The Employer, without Executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of Executive’s employment, or Executive’s reporting structure, in a manner that is adverse to the Executive; or

(iii)    The Employer requires Executive to relocate his or her principal business location 75 miles or more from the Employer’s then current headquarters.
4.3    Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice of termination for Cause (as defined herein), in which event the Employer shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, and employee benefits) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, “Cause” shall mean the following:
(a)    Executive shall have committed an act of personal dishonesty;
(b)    Executive’s willful misconduct;
(c)    the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over the Employer or any entity which controls the Employer to the extent such cease-and-desist order requires the termination of Executive’s employment;
(d)    Executive’s breach of fiduciary duty;
(e)    Executive’s intentional failure to perform stated duties;
(f)    a material breach by Executive of any provision of this Agreement;
(g)    Executive’s willful violation of any law, rule or regulation that constitutes a felony (other than traffic violations or similar offenses);
(h)    Executive shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to perform Executive’s duties to the Employer, with such refusal or failure continuing for a period of at least 30 consecutive days following the receipt by Executive of written notice from the Employer setting forth in detail the facts upon which the Employer relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties; or
(i)    Executive’s conduct that brings public discredit on or injures the reputation of the Employer, in the Employer’s reasonable opinion.
4.4    Benefits Following Death or Disability.
(a)    Following Executive’s total disability (“Disability”, as defined below) or death during the term of this Agreement, the employment of the Executive will terminate automatically, in which event the Bank shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, and employee benefits) accrued under this Agreement or accrued or vested under the terms of any employee benefit plan, or incentive and/or equity based long term incentive plan as of the date of such termination in accordance with generally accepted accounting principles or as otherwise specifically provided herein. For purposes hereof, “Disability” shall mean that the Executive, by reason of a medically determinable physical or medical impairment that can be expected to result in death or expected to last for a continuous period of at least twelve months, (i) is unable to engage in any substantial gainful activity or (ii) has received income replacement benefits for a period of at least three months under an accident or health plan of the Employer.
(b)
(i)    In the event of a termination of this Agreement as a result of Executive’s death, the Employer shall, as soon as administratively practicable, pay Executive’s designated beneficiaries an amount equal to six months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of death, together with a lump sum payment in an amount equal to 100% of the premium cost of COBRA continuation coverage under the applicable health plan of the Employer or its Affiliates pursuant to Code Section 4980B for Executive’s (i) surviving spouse for the period commencing as of the first day of the first month next following Executive’s death and continuing for the duration of the applicable COBRA continuation period and (ii) dependent children for the period commencing as of the first day of the first month next following Executive’s death and continuing until the earlier of (A) the duration of the applicable COBRA continuation period, or (B) the date such dependent children cease to be “qualifying children” under the Employer’s health plan, at the COBRA rate then in effect as of the date of Executive’s death (as reasonably determined by the Employer) (less the employee portion of the premium costs for the active plan) and assuming an annual 10% increase in the amount of such COBRA premium over the applicable periods of time described in this sentence. The period of continued health coverage required by Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) shall run concurrently with the coverage provided herein.] Executive’s dependents, beneficiaries and estate, as the case may be, will also receive such survivor’s income and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3.2 which provide benefits upon the death of Executive.
(ii)    In the event of a termination of this Agreement as a result of the Executive’s Disability, (A) the Employer shall pay Executive an amount equal to six months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of Disability, together with a lump sum payment in an amount equal to 100% of the premium cost of COBRA continuation coverage under the applicable health plan of the Employer or its affiliates pursuant to Code Section 4980B for Executive’s (i) individual coverage and that of his or her spouse for the period commencing as of the first day of the first month next following Executive’s termination as a result of Disability and continuing for the duration of the applicable COBRA continuation period and (ii) dependent children for the period commencing as of the first day of the first month next following Executive’s termination as a result of Disability and continuing until the earlier of

(A) the applicable COBRA continuation period or (B) the date such dependent children cease to be “qualifying children” under the Employer’s health plan, at the COBRA rate then in effect as of the date of Executive’s termination as a result of Disability (as reasonably determined by the Employer) (less the employee portion of the premium costs for the active plan) and assuming an annual 10% increase in the amount of such COBRA premium over the applicable periods of time described in this sentence. The Employer shall also pay Executive a lump sum payment within thirty (30) days after Executive’s termination date equal to 150% of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the three year period following Executive’s date of Disability and (B) thereafter for as long as Executive continues to be disabled, the Employer shall continue to pay an amount equal to at least 60% of Base Salary in effect immediately prior to the date of Disability until the earlier of Executive’s death or December 31 of the calendar year in which Executive attains age 65, reduced by any disability payments from any Employer provided disability insurance plans or programs and any benefits payments received from the Federal Social Security or applicable state disability benefits programs; and (C), to the extent not duplicative of the foregoing, Executive shall receive those benefits customarily provided by the Employer to disabled former employees, which benefits may include, but shall not be limited to, life, medical, health, accident insurance and a survivor’s income benefit. The period of continued health coverage required by Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) shall run concurrently with the coverage provided herein.
(iii)    For the purposes of (i) and (ii) above, Executive or Executive’s dependents shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees.
4.5    Death or Disability Following Termination of Employment. Executive’s disability or death following Executive’s termination of employment pursuant to Section 4.2 shall not affect Executive’s right, or if applicable, the right of Executive’s beneficiaries, to receive the payments for the balance of the period described in Section 4.2, nor will it affect the right of Executive or Executive’s beneficiaries to receive the balance of any other payments due hereunder and/or under the Change in Control Agreement.
4.6    Beneficiary Designation. Executive may, at any time, by written notice to the Employer, name one or more beneficiaries of any benefits which may become payable by the Employer pursuant to this Agreement. If Executive fails to designate a beneficiary any benefits to be paid pursuant to this Agreement shall be paid to Executive’s estate.
4.7    Preemptive Consideration. Notwithstanding anything to the contrary set forth herein, if Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s, or any of its affiliates’, affairs by a notice served under Section 8(e)(3) or (g)

(1) of the Federal Deposit Insurance Act (12 U.S.C. 118 (e)(3) and (g)(1) or any amendments or supplements thereto, the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Executive all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed or permanently prohibited from participating in the conduct of the Employer’s, or any of its affiliates’, business affairs by an order issued by the FDIC or SEC, or equivalent provisions relating to a regulator with supervisory authority over the Employer or any of its affiliates, all obligations of the Employer and any of its affiliates under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
4.8    Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

ARTICLE V. Restrictive Covenants and Clawback.
5.1    Confidentiality and Non-disclosure. Executive acknowledges a duty of confidentiality owed to the Employer and shall not, at any time during or after Executive’s employment by the Employer, retain in writing, use, divulge, disclose, furnish, or make accessible to any person or entity, without the express authorization of the Board or senior management of the Employer, any trade secret, private or confidential information or knowledge of the Employer or any of their affiliates learned, obtained or acquired by Executive while so employed, including but not limited to, proprietary business information, products, processes, services, formulas, materials and formulations, research and development, techniques or know-how, financial records, sales records and data, customer lists, customer contact information and customer preference information, historical volumes, business strategies and competitive sales or marketing strategies and trade secrets as defined by Pennsylvania law. All computer software, business cards, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of the Employer are acknowledged to be the property of the Employer (or the applicable affiliate) and shall not be duplicated, removed from the Employer’s possession or made use of other than in pursuit of the Employer’s business. Upon the termination of the employment hereunder, the Executive shall deliver to the Bank all correspondence, reports, customer files, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, employee lists, prospective employee or customer lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of the Bank, and the Executive shall not remove any of such records either during the course of employment or upon the termination thereof.

Executive understands that in the event of a violation of the provisions of this Section 5.1, the Bank shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Section 5.1 shall be in addition to any legal or equitable remedies existing between Executive, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.
5.2    Intellectual Property Rights. Executive agrees that all literary work, copyrightable material or other proprietary information or materials developed by the Executive during the term of this Agreement and relating to, or capable of being used or adopted for use in, the business of the Employer or any Affiliates shall inure to and be the property of the Employer and Affiliates and must be promptly disclosed to the Employer. Employee hereby transfers and assigns to Employer all rights in and to such Intellectual Property. Both during employment by the Employer and thereafter, the Executive shall, at the expense of the Employer, execute such documents and do such things as the Employer reasonably may request to enable the Employer or their nominee (i) to apply for copyright or equivalent protection in the United States, Canada and elsewhere for any literary work hereinabove referred in this paragraph, or (ii) to be vested with any such copyright protection in the United States, Canada and elsewhere.
5.3    Non-Competition and Non-solicitation.
(a)    Executive shall not, during the Employment Period and for a Restricted Period (as defined below) after Executive ceases to be employed by or provide service to Employer, directly or indirectly, be or become an officer, owner, shareholder, general or limited partner, director or employee or agent of, or a consultant to, or give financial or other assistance to, any person or entity considering engaging in commercial banking or the provision of financial products or services, or is so engaged, within an area having a seventy-five (75) mile radius from the headquarters of Employer at the time Executive ceases to be employed by Employer; provided such person or entity is engaged in a business or activity which is substantially similar to the business or activity in which Executive is engaged while employed by or providing service to Employer. “Restricted Period” shall mean the longer of (i) six (6) months or (ii) the length of time Executive is to receive payments under this Agreement (or any applicable Change in Control Agreement); provided, however, that the period under (ii) above shall not exceed twenty-four (24) months.
(b)    Executive shall not, during the Employment Period and for a period of twelve (12) months after Executive ceases to be employed by or provide service to Employer, directly or indirectly:
(i)    seek, in competition with the business of the Employer, to procure orders from or do business with any customer of the Employer or its subsidiaries or affiliates which Executive knew or should have known after reasonable inquiry during the last ten years of Executive’s employment with Employer, or solicit on behalf of a competitor any prospective customers who are or were identified through leads developed during the last three years of Executive’s employment with Employer, or divert or attempt to divert away from the Employer or its subsidiaries or affiliates, the business of any customer or business entity with which the Employer or its subsidiaries or affiliates, did business;
(ii)    solicit or contact any person who is an employee of the Employer or its subsidiaries or affiliates, with a view to the engagement or employment of such person by a third party, or cause any person who is an employee of the Employer to terminate his or her employment for the purpose of joining or becoming employed by a third party;
(c)    seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Employer or its subsidiaries or affiliates) any person or entity who has been contracted with or engaged to provide goods or services to the Employer or its subsidiaries or affiliates; or
(d)    engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Employer to take any action which might be disadvantageous to the Employer or its subsidiaries or affiliates;
provided, however, (i) that nothing herein shall prohibit the Executive and Executive’s affiliates from owning, as passive investors, in the aggregate not more than 10% of the outstanding publicly traded stock of any corporation so engaged and (ii) in the event the Executive’s employment is terminated by the Executive with or without Good Reason or by the Employer other than for Cause, the non-competition covenants in this Section 5.3(a) shall apply.
For the purpose of Sections 5.2 and 5.3, the Employer shall be deemed to refer to the Employer and all of their present or future affiliates.
5.4    Injunctive and Other Relief.
(a)    Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the additional consideration paid hereunder, which Executive acknowledges is adequate and sufficient consideration, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive’s covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the Employer may have, the Employer shall be entitled to seek injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive without the requirement of posting a bond. Nothing contained herein shall prevent or delay the Employer from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.
(b)    In the event Executive breaches Executive’s obligations under Section 5.3, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to the Employer at law or in equity.

(c)    In addition to other remedies contained in this Agreement to which the Employer may be entitled, the Employer shall receive attorney’s fees and any other expenses incident to the maintenance of any action to enforce its rights under this Agreement if such litigation is concluded or terminated, in whole or in part, in the Employer’s favor.
5.5    Disclosure. Executive agrees to disclose the restrictive covenants contained in Sections 5.2 and 5.3 of this Agreement to any prospective employer prior to employment with the prospective employer both during his employment by the Employer and for a period of one (1) year following termination of employment with the Employer.
5.6    Clawback. Executive acknowledges that the Executive is subject to any clawback policy that may be adopted by the Board. Absent any formal clawback policy, the Executive agrees that Executive shall be required to forfeit and pay back to the Employer any bonus or other incentive compensation paid to Executive if: (a) a court makes a final determination that the Executive directly or indirectly engaged in fraud or misconduct that caused or partially caused the need to for a material financial restatement by the Employer; or (b) the independent members of the Board determine that the Executive has committed a material violation of the Employer the Code of Conduct.
ARTICLE VI. Miscellaneous.
6.1    Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide the Employer with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.
6.2    Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Employer only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Employer in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.
6.3    Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.
(a)    If to the Employer:
Orrstown Bank
77 East King Street
Shippensburg, PA 17257
Attention: Director of Human Resources
(b)    If to Executive:
Barbara E. Brobst
122 Stonehedge Drive
Carlisle, PA 17015
6.4    Entire Agreement and Modification. This Agreement and the Change of Control Agreement between the parties, of even date herewith, constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. The Employer and Executive acknowledge and agree that the restrictive covenants in Article V in this Agreement supersede and replace in their entirety the restrictive covenants in any Restricted Stock Share Grant Agreement between Orrstown and Executive entered into prior to the date of this Agreement. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by the Employer and Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.
6.5    Governing Law, Forum. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. All actions hereunder shall be filed in the appropriate courts located in Cumberland and Franklin Counties, Pennsylvania and Executive consents to venue and jurisdiction therein.
6.6    Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.
6.7    Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.
6.8    Attorneys’ Fees and Related Expenses. All reasonable attorneys’ fees and related expenses incurred by Executive in connection with or relating to the review and negotiation of this Agreement or, if Executive prevails in connection with enforcing Executive’s rights under this Agreement, the enforcement by Executive of Executive’s rights under this Agreement, shall be paid in full by the Employer.
6.9    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 herein or pursuant to the Change in Control Agreement by seeking employment or otherwise and shall not be entitled to set-off against the amount of any payments made pursuant to Section 4 herein or pursuant to the Change in Control Agreement with respect to any compensation earned by Executive arising from other employment.
6.10    Indemnification. Except to the extent inconsistent with the Employer’s certificate of incorporation or bylaws, the Employer will indemnify the Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s service as an officer and employee of the Employer and its subsidiaries, which indemnification shall be provided following termination of employment for so long as Executive may have liability with respect to Executive’s service as an officer or employee of the Employer and its subsidiaries. The Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers of the Employer under such policies.
6.11    409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Employer be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) earlier than the earliest permissible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Employer and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A. Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Section 409A, and Executive is a key employee of the Employer, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of the Executive’s death). Amounts otherwise payable during such six month payment shall be accumulated and paid in a lump sum on the first day of the seventh month. For purposes hereof, Executive is a key employee of the Employer if, on his date of separation from service, the Employer is publicly traded and he met the definition key employee found in Code Section 416(i)(1)(A)(i), (ii) or (iii) (disregarding Section 416(i)(5)) as of the last day of the calendar year preceding the date of separation.
6.12    Non-Disparagement: Upon termination of employment hereunder, Executive shall not malign, criticize or otherwise disparage Orrstown, the Bank or any of their affiliates or any of their respective officers, employees or directors.

6.13    Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits described are conditioned on Executive’s execution and delivery to the Employer of an effective general release and non-disparagement agreement in a form prescribed by the Employer substantially in conformity with such agreement attached hereto as Annex A and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law.
6.14    Other Rights. Nothing in this Agreement is intended to limit Executive’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his/her employment under any group insurance plan, policy or arrangement of the Employer in accordance with the terms of such plan, policy or arrangement (b) elect COBRA benefits in accordance with the applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.
6.15    Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under Article 5 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Barbara E. Brobst______________________

Name: (“Executive”)

/s/ Barbara E. Brobst____________________
Signature

ORRSTOWN FINANCIAL CORPORATION (“Orrstown”)

By: /s/ Joel R. Zullinger ______________________
Name: Joel R Zullinger
Title:    Chairman of the Board of Directors

ORRSTOWN BANK (the “Bank”)

By: /s/ Joel R. Zullinger ______________________
Name: Joel R. Zullinger
Title: Chairman of the Board of Directors